Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K/A of Niki BioSolutions, Inc. of our report dated August 21, 2026 with respect to the financial statements of DiamiR Biosciences Corp. for the year ended May 31, 2026, appearing in Exhibit 99.1 to this Current Report on Form 8-K/A.

/s/ CBIZ CPAs P.C.

New York, New York

August 21, 2026